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EXHIBIT 99.1

PRESS RELEASE

CONTACT:
Daniel B. Platt, Chief Financial Officer
Tel: 619-652-4700
Fax: 619-652-4711
dbplatt@bpac.com

BURNHAM PACIFIC CLOSES ON THE SALE OF ITS INTERESTS
IN THREE PROPERTIES

        SAN DIEGO, CA, March 20, 2002—Burnham Pacific Properties, Inc. (NYSE: BPP) today announced that it has sold its interests in three properties for an aggregate sales price of approximately $22,301,000.

        The Company sold Santa Fe Springs Plaza, a 165,000 square foot community shopping center in Santa Fe Springs, California, to Santa Fe Springs Plaza Associates, LLC, a joint venture between ScanlanKemperBard Companies, an Oregon corporation, and Praedium Group, for approximately $19,665,000. The Company also sold its 25% ownership interest in the 77,000 square foot Margarita Plaza shopping center in Huntington Park, California to California Urban Investment Partners, LLC for approximately $1,886,000.

        In addition, the Company sold its interest in a 37,000 square foot leasehold at Brickyard Plaza in Salt Lake City, Utah, for approximately $750,000 to Pacific Retail, L.P., a joint venture led by affiliates of PO'B Montgomery & Company and Apollo Real Estate Advisors. The sale of Brickyard Plaza represents the third transaction under a previously announced purchase and sale agreement, as amended, with Pacific Retail, L.P., which contemplates the sale of the Company's interests in fifteen properties. The first two transactions involved the sale of twelve properties for an aggregate purchase price of approximately $116,600,000. In addition, Pacific Retail, L.P. elected not to purchase Gateway Center and forfeited the allocable portion of their remaining earnest money deposit. The remaining property under the agreement with Pacific Retail, L.P. is expected to close if and when the necessary applicable ground lessor approval is received.

        Burnham Pacific Properties, Inc. is a real estate investment trust (REIT) that focuses on retail real estate. More information on Burnham may be obtained by visiting the Company's web site at www.burnhampacific.com.

        This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. You should also read the risk factors that are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the risk factors that were disclosed in our Form 10-K that was filed with the SEC on April 3, 2001. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors.

—End—

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  EXHIBIT 99.1
BURNHAM PACIFIC CLOSES ON THE SALE OF ITS INTERESTS IN THREE PROPERTIES